NEWS RELEASE

The Hartford Announces Second Quarter 2019 Net Income Of $1.02 Per Diluted Share And Core Earnings Of $1.33 Per Diluted Share

•
Net income of $372 million ($1.02 per diluted share) included reinsurance and reserve charges related to the acquisition of The Navigators Group, Inc. ("Navigators"), which closed on May 23, 2019, of $149 million, after tax ($0.41 per diluted share)

•
Core earnings* of $485 million and core earnings per diluted share* of $1.33 both rose 18% over second quarter 2018 due to better Personal Lines, Group Benefits and Corporate results, partially offset by lower Commercial Lines core earnings

•	Net income ROE for the trailing 12-month period ended June 30, 2019, was 11.8% and core earnings ROE* for the same period was 11.7%

•	Book value per diluted share was $41.00, up 17% from Dec. 31, 2018; book value per diluted share excluding accumulated other comprehensive income (AOCI)* rose 5% to $41.55

•	During the quarter, The Hartford began share repurchases under its $1.0 billion authorization, purchasing 0.5 million common shares for $27 million and paid $107 million in common dividends

•	The company also provided a second half 2019 outlook for Commercial Lines combined ratio, which includes Navigators, in a range of 95.0% to 97.0%

HARTFORD, Conn., Aug. 1, 2019 – The Hartford (NYSE: HIG) reported second quarter 2019 net income of $372 million, or $1.02 per diluted share, down from $582 million, or $1.60 per diluted share, in second quarter 2018. The decrease was principally due to income from discontinued operations, net of tax, of $148 million, in second quarter 2018 related to the company's former run-off annuity business that was sold in May 2018 and second quarter 2019 reinsurance and loss reserve charges related to the May 2019 acquisition of Navigators that totaled $149 million, after tax, which are discussed in the Commercial Lines segment results section of this news release. Excluding these two items, second quarter net income increased principally due to higher net investment income, better margins in Group Benefits, solid underwriting results in Property and Casualty (P&C) businesses and reduced Corporate net loss.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Core earnings of $485 million in second quarter 2019 increased 18% from $412 million in second quarter 2018, reflecting better results in Personal Lines, Group Benefits and Corporate offset in part by lower Commercial Lines core earnings. Core earnings per diluted share of $1.33 was up 18% from $1.13 per diluted share, in second quarter 2018.

“The Hartford produced strong margins and profitability in the second quarter, including lower catastrophe results, better group disability trends and good investment returns," said The Hartford’s Chairman and CEO Christopher Swift. “We closed the acquisition of Navigators at the end of May, and are excited by the strategic opportunities in Commercial Lines as a result of our combined capabilities. In addition, we commenced share repurchases under the $1.0 billion authorization and returned $134 million to shareholders, through dividends and share repurchases during the quarter.”

"This was another strong quarter for our business units, with solid results on both the top and bottom line," said The Hartford’s President Doug Elliot. “Group Benefits had an outstanding quarter, and Property and Casualty margins were very good, although impacted by the actions we took on acquired reserves from Navigators. Integration activities have begun and are successfully advancing, and the agent and broker marketing program is well underway, as we focus on profitable growth in our combined Commercial Lines operation."

June 30, 2019 book value per diluted share of $41.00 rose 17% from $35.06 at Dec. 31, 2018 due to a 17% increase in common stockholders' equity resulting primarily from the impact of lower market interest rates and tighter credit spreads on AOCI and from first half 2019 net income in excess of common stockholder dividends and share repurchases. Book value per diluted share (excluding AOCI) of $41.55 as of June 30, 2019 increased 5% from $39.40 at Dec. 31, 2018 primarily due to first half 2019 net income in excess of common stockholder dividends declared and share repurchases. During first half 2019, the company returned $243 million to shareholders, consisting of $216 million in common stockholder dividends paid and $27 million of common share repurchases.

Second quarter 2019 net income return on equity (ROE)1, which is based on net income and average shareholder equity over the trailing 12-month period, was 11.8% compared with net loss ROE of 15.4% in second quarter 2018. The second quarter 2018 net loss ROE was principally due to the impact of the $2.7 billion net loss on discontinued operations from the sale of Talcott Resolution, the company's former run-off annuity business, and the fourth quarter 2017 charge of $877 million related to U.S. corporate income tax reform.

Core earnings ROE in second quarter 2019 rose to 11.7%, 3.3 points higher than 8.4% in second quarter 2018, driven by a 31% increase in trailing 12-month core earnings to $1.7 billion in second quarter 2019 from $1.3 billion in second quarter 2018.

[1] Net income ROE represents net income (loss) available to common stockholders ROE

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Jun 30 2019	Jun 30 2018	Change¹
Net income by segment:
Commercial Lines	$191	$372	(49)%
Personal Lines	62	6	NM
P&C Other Operations	11	5	120%
Property & Casualty	264	383	(31)%
Group Benefits	113	96	18%
Hartford Funds	38	37	3%
Sub-total	415	516	(20)%
Corporate	(43)	66	NM
Net income	$372	$582	(36)%
Adjustment to reconcile net income to income from continuing operations, net of tax:
Income from discontinued operations, net of tax	—	(148)	100%
Income from continuing operations, net of tax	$372	$434	(14)%
Adjustments to reconcile income from continuing operations, net of tax, to core earnings:
Net realized capital losses (gains), excluded from core earnings, before tax	(79)	(50)	(58)%
Loss on extinguishment of debt, before tax	—	6	(100)%
Loss on reinsurance transaction, before tax	91	—	NM
Integration and transaction costs associated with acquired business, before tax	31	11	182%
Change in loss reserves upon acquisition of a business, before tax	97	—	NM
Income tax expense (benefit), including amounts related to before tax items excluded from core earnings	(27)	11	NM
Core earnings	$485	$412	18%
Net income available to common stockholders	$372	$582	(36)%
Weighted average diluted common shares outstanding	365.1	364.2	—%
Income from continuing operations, net of tax, available to common stockholders per diluted share[2]	$1.02	$1.19	(14)%
Net income available to common stockholders per diluted share[2]	$1.02	$1.60	(36)%
Core earnings per diluted share[2]	$1.33	$1.13	18%
Select financial measures:
Common shares outstanding and dilutive potential common shares	364.8	364.3	—%
Book value per diluted share	$41.00	$34.44	19%
Book value per diluted share (excluding AOCI)*	$41.55	$38.15	9%
Net income (loss) available to common stockholders ROE[3], last 12-months	11.8%	(15.4)%	27.2
Core earnings ROE[3], last 12-months	11.7%	8.4%	3.3

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]
Includes dilutive potential common shares; for income (loss) from continuing operations, net of tax, available to common stockholders per diluted share, the numerator is income from continuing operations, after tax, less preferred dividends

[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

SECOND QUARTER 2019 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended
($ in millions)	Jun 30 2019	Jun 30 2018	Change
Core earnings (losses)
P&C segments:
Commercial Lines	$304	$341	(11)%
Personal Lines	55	2	NM
P&C Other Operations	8	3	167%
Property & Casualty	367	346	6%
Group Benefits	115	104	11%
Hartford Funds	38	38	—%
Sub-total	520	488	7%
Corporate	(35)	(76)	54%
Total	$485	$412	18%
Select business metrics:
Commercial Lines
Combined ratio [1]	100.3	90.1	10.2
Adjustments to reconcile combined ratio to underlying combined ratio:
Impact of catastrophes and PYD on combined ratio	(5.6)	—	(5.6)
Current accident year change in loss reserves upon acquisition of a business	(1.5)	—	(1.5)
Underlying combined ratio	93.2	90.0	3.2
Personal Lines
Combined ratio	97.5	104.9	(7.4)
Adjustments to reconcile combined ratio to underlying combined ratio:
Impact of catastrophes and PYD on combined ratio	(6.5)	(14.5)	8.0
Underlying combined ratio	91.0	90.4	0.6
Group Benefits
Loss ratio	74.6%	75.5%	(0.9)
Expense ratio [2]	23.9%	23.9%	—
Net income margin	7.3%	6.3%	1.0
Core earnings margin*	7.5%	6.9%	0.6
Hartford Funds
Mutual fund and exchange-traded products (ETP) net flows	$(105)	$473	NM
Total Hartford Funds assets under management (AUM)	$121,301	$117,041	4%
[1] Integration and transaction costs related to the acquisition of Navigators are not included in the combined ratio.
[2] Integration and transaction costs related to the acquisition of Aetna's U.S. group life and disability business are not included in the expense ratio.

Commercial Lines

•
Effective upon the closing of the acquisition of Navigators on May 23, 2019, the company realigned the Commercial Lines segment lines of business among Small Commercial, Middle & Large Commercial, and Global Specialty (formerly Small Commercial, Middle Market and Specialty Commercial) to reflect the new management reporting structure. The realignment included moving a portion of excess and surplus lines from Small Commercial to Global Specialty, moving livestock business from Middle Market to Global Specialty and moving national accounts and captive programs from Specialty Commercial to Middle & Large Commercial. In addition, financial products and bond business, previously included in Specialty Commercial, are now included in Global Specialty.

•
Commercial Lines written premiums of $2.1 billion rose 20% from second quarter 2018 with growth from all three businesses; earned premiums rose 14% to $2.0 billion from $1.7 billion in second quarter 2018

◦
Small Commercial written premiums increased 6% from second quarter 2018 driven by 29% growth in new business, including the Foremost renewal rights agreement, and better retention, partially offset by the impact of lower workers' compensation renewal written pricing

◦
Middle & Large Commercial written premiums increased 15% from second quarter 2018 due to 31% growth in new business and higher renewal premium in Middle Market driven by renewal written price increases in most lines and higher retention, partially offset by a modest decline in National Accounts

◦
Global Specialty written premiums increased by $192 million over second quarter 2018 to a total of $353 million principally due to increased premium from the acquisition of Navigators, as well as growth in financial products and property

•
Commercial Lines net income of $191 million decreased $181 million from $372 million in second quarter 2018 principally due to reinsurance and reserve charges of $149 million, after tax, related to the Navigators acquisition. The second quarter 2019 charges were comprised of:

◦
As previously-announced, a $72 million, after tax ($91 million, before tax) charge for the purchase of an aggregate excess of loss reinsurance treaty covering up to $300 million in excess of $100 million of unfavorable development on Navigators loss reserves as of Dec. 31, 2018 for 2018 and prior accident year loss reserves subject to the treaty

◦
A charge for a change in loss reserves upon acquisition of Navigators that totaled $77 million, after tax ($97 million, before tax). This charge consisted of $23 million, after tax ($29 million, before tax), for the 2019 accident year and $54 million, after tax ($68 million, before tax), for prior accident year development (PYD)

▪
As of June 30, 2019, after considering unfavorable development on Navigators 2018 and prior accident years reserves that was incurred since Dec. 31, 2018 and subject to the treaty, the company has approximately $209 million of limit available for future potential unfavorable loss reserve development under the treaty

•
Core earnings of $304 million, which do not include the Navigators acquisition reinsurance and reserve charges, declined 11% from $341 million in second quarter 2018 due to a variety of items including higher current accident year losses and loss adjustment expenses before catastrophes, higher current accident year catastrophe losses, lower net favorable PYD (excluding Navigators) and higher underwriting expenses, partially offset by increased net investment income and the effect of higher earned premiums. Current accident year catastrophe losses of $90 million, before tax, were $16 million higher than $74 million, before tax, in second quarter 2018 and net favorable PYD (excluding Navigators) of $46 million, before tax, decreased $27 million compared with $73 million, before tax, in second quarter 2018, principally due to lower net favorable development for prior accident year catastrophe and workers' compensation reserves

◦
Net investment income, before tax, was $281 million, up 16% from second quarter 2018, due to increased asset levels, principally from the Navigators acquisition, and higher returns on limited partnerships and other alternative investments (LPs)

•
The underlying underwriting gain* of $136 million decreased 22% from $174 million in second quarter 2018 due to a higher number of large inland marine losses in Middle & Large Commercial, higher Small Commercial property losses in second quarter 2019 compared with lower than average fire-related property losses in second quarter 2018, and higher underwriting expenses, including higher commissions and planned investments in technology and other initiatives, partially offset by the impact of higher earned premiums

•	The combined ratio of 100.3, which included a 4.9 point impact from Navigators prior and current accident year loss reserve charges, rose 10.2 points from 90.1 in second quarter 2018

◦
Excluding Navigators reserve charges, the combined ratio was 5.3 points higher due to a 3.2 point increase in the underlying combined ratio, a 1.9 point increase from less net favorable PYD, and a slightly higher current accident year catastrophe loss ratio

•
The underlying combined ratio of 93.2, which does not include the 1.5 point Navigators current accident year loss reserve charge, was 3.2 points higher than second quarter 2018, reflecting a 1.8 point increase in the current accident year loss and loss adjustment expense ratio before catastrophes and a 1.3 point increase in the expense ratio

◦	The increase in the current accident year loss and loss adjustment expense ratio before catastrophes was principally due to higher property losses in Small Commercial and in Middle & Large Commercial

◦
The increase in the expense ratio reflected higher commissions, state taxes, and state assessments as well as planned increases in operating and other expenses in Middle & Large Commercial and Small Commercial businesses

◦
Small Commercial underlying combined ratio increased by 2.6 points to 87.8 driven by a higher expense ratio principally due to higher commissions as well as increased expenses related to the 2018 Foremost renewal rights agreement, an increase in the 2019 property loss ratio compared to favorable 2018 experience, and a higher workers' compensation loss ratio due to lower workers' compensation earned pricing levels in 2019

◦
Middle & Large Commercial underlying combined ratio rose by 3.8 points to 100.9 principally due to the impact of a higher number of large inland marine losses on the loss and loss adjustment expense ratio and of higher commissions and planned information technology investments and operations costs on the expense ratio

◦
Global Specialty underlying combined ratio of 90.7 was 2.6 points higher than second quarter 2018 primarily due to the higher underlying combined ratio on the Navigators business, which comprised the majority of the Global Specialty business in second quarter 2019, compared with the lower combined ratio on financial products and bond business, which comprised the majority of the Global Specialty business in second quarter 2018

•	The company also provided its second half 2019 outlook for the Commercial Lines combined ratios[1], including Navigators as well as the impact of intangibles amortization of:

◦
Combined ratio of 95.0% to 97.0% for second half 2019, including current accident year catastrophe loss ratio of 2.6%[2] and unfavorable PYD from accretion of discount on workers' compensation reserves of 0.4%

◦	Underlying combined ratio outlook of 92.0% to 94.0% for second half 2019, with a range of 94.5% to 96.5% for Global Specialty

[1] 2H19 Commercial Lines outlook, incorporating purchase accounting impacts, including intangibles amortization, are management estimates based on business, competitive, capital market, catastrophe and other assumptions. Actual 2019 results are subject to unusual or unpredictable items such as weather or catastrophe losses, change in loss frequency and severity, regulatory changes or assessments, PYD, capital markets or investment results and other factors that are not within management's control. The company has frequently experienced unusual or unpredictable changes in revenues, expenses or other items that were not anticipated in prior outlooks.
[2] 2H19 Commercial Lines actual catastrophes results are likely to be different and will fluctuate quarterly due to seasonal variations.

Personal Lines

•
Personal Lines written premiums of $824 million declined 4% from second quarter 2018 as strong new business premium growth, renewal written price increases, and improved policy retention rates did not offset the loss of premium from non-renewals. In second quarter 2019, new business premium of $79 million rose $26 million, or 49%, over second quarter 2018, reflecting the benefit of increased marketing initiatives. Policy count retention ratios improved to 85% for both auto and homeowners in second quarter 2019 from 82% in auto and 84% in homeowners in second quarter 2018. Premium retention improved for auto to 87% from 86% in second quarter 2019 while homeowners' premium retention was down one point to 90%

•
Personal Lines net income of $62 million was up $56 million from $6 million in second quarter 2018 due to lower current accident year catastrophe losses and, to a lesser extent, higher net investment income

◦	Catastrophe losses decreased 58% from $114 million in second quarter 2018 to $48 million in second quarter 2019

◦	Net investment income rose to $46 million, before tax, from $37 million, before tax, in part due to higher LP returns

•
Core earnings of $55 million were up $53 million from $2 million in second quarter 2018 principally due to better underwriting results primarily due to lower catastrophe losses and higher net investment income

•
The combined ratio of 97.5 decreased from 104.9 in second quarter 2018 primarily due to a 7.3 point decrease in the current accident year catastrophe loss ratio and a 0.7 point reduction in unfavorable PYD, partially offset by a 1.1 point increase in the expense ratio; the increase in expense ratio was largely due to planned investments in information technology and marketing expenses

◦
The auto combined ratio of 97.2 was 2.5 points better than second quarter 2018 as lower current accident year catastrophe losses, lower current accident year losses and loss adjustment expenses before catastrophes, and higher net favorable PYD were offset in part by a higher expense ratio

◦
The homeowners combined ratio was down 18.5 points to 99.3 from 117.8 in second quarter 2018 primarily due to an 18.8 point decline in the current accident year catastrophe loss ratio and a 2.4 point decrease in net unfavorable PYD

•
The underlying combined ratio of 91.0 was 0.6 point higher than second quarter 2018, as the 1.1 point increase in the expense ratio was partially offset by a 0.6 point improvement in the current accident year loss and loss adjustment expense ratio before catastrophes, mainly due to improvement in auto

◦
The auto underlying combined ratio of 96.7 was 0.2 point higher than in second quarter 2018 due to the higher expense ratio partially offset by a lower current accident year loss and loss adjustment expense ratio before catastrophes due to favorable frequency trends

◦	The homeowners underlying combined ratio rose 2.8 points to 79.2 from second quarter 2018 primarily due to increased average severity and the increase in the expense ratio

Group Benefits

•
Fully insured ongoing premiums, excluding buyouts, of $1.4 billion were 2% higher than second quarter 2018 due to in-force growth in group disability and voluntary business. Group disability premiums rose 6% while group life premiums decreased 3% from second quarter 2018

•	Fully insured ongoing sales, excluding buyouts, of $99 million were up 16% from $85 million in second quarter 2018

◦	Group disability sales of $48 million increased 2% from second quarter 2018 while group life sales of $43 million rose 26%

•
Group Benefits net income of $113 million rose 18% from $96 million in second quarter 2018 and core earnings were $115 million increased 11%, from $104 million over the same period. Both increases were driven by better disability loss results and higher net investment income, while higher net realized capital gains also contributed to the increase in net income

◦	The net income margin rose to 7.3% from 6.3% in second quarter 2018

◦	The core earnings margin was 7.5% compared with 6.9% in second quarter 2018

•	The total loss ratio of 74.6% improved 0.9 point from second quarter 2018 due to a better group disability loss ratio, which was partially offset by a slight increase in the group life loss ratio

◦	The 1.4 point decrease in the group disability loss ratio was due primarily to continued favorable incidence trends

◦	The 0.4 point slight increase in the group life loss ratio was within expected mortality trends in 2Q19

•
The expense ratio of 23.9% was flat with second quarter 2018 due to planned investments in technology and higher commissions, offset by expense synergies and lower amortization of intangible assets from the 2017 acquisition

Hartford Funds

•	Hartford Funds net income and core earnings of $38 million were flat with second quarter 2018

•
Hartford Funds AUM at June 30, 2019, rose to $121 billion, up 4% from June 30, 2018, and 16% from Dec. 31, 2018, reflecting strong equity market performance in the first half of 2019 offset in part by decreases in Talcott Resolution life and annuity separate account AUM due to the runoff of that business

◦
Mutual fund and ETP net outflows totaled $105 million in second quarter 2019, compared with net inflows of $473 million in second quarter 2018 primarily due to lower flow into international and emerging market equity funds

•	Hartford Funds average daily AUM was $118 billion in second quarter 2019, up 1% from second quarter 2018

Corporate

•
Net loss of $43 million in second quarter 2019 declined from net income of $66 million in second quarter 2018 largely due to $148 million of income from discontinued operations, net of tax, in second quarter of 2018, related to the sale of Talcott Resolution, the company's former run-off annuity business

•
Corporate core losses declined $41 million, after tax, to $35 million from $76 million in second quarter 2018 due to lower interest expense, higher net investment income, and the elimination of stranded costs from the sale of Talcott Resolution

◦	Interest expense of $63 million, before tax, was down $16 million, or 20%, from $79 million, before tax, in second quarter 2018, due to debt management actions

◦	Net investment income of $17 million, before tax, increased 54% from $11 million, before tax, in second quarter 2018 mainly due to the increase in short term rates

SELECT INVESTMENT INCOME AND PORTFOLIO DATA

($ in millions)	Three Months Ended
	Jun 30 2019	Jun 30 2018	Change
Net investment income	$488	$428	14%
Annualized investment yield, before tax	4.2%	3.9%	0.3
Annualized investment yield, before tax, excluding LPs*	3.8%	3.7%	0.1
Annualized LP yield, before tax	13.9%	9.5%	4.4
Annualized investment yield, after tax	3.4%	3.3%	0.1
P&C net investment income	$348	$301	16%
P&C annualized investment yield, before tax	4.2%	4.0%	0.2
P&C annualized investment yield, before tax, excluding LPs*	3.8%	3.8%	—
P&C annualized investment yield, after tax	3.5%	3.4%	0.1
Group Benefits net investment income	$121	$115	5%
Group Benefits annualized investment yield, before tax	4.2%	4.1%	0.1
Group Benefits annualized investment yield, before tax, excluding LPs*	3.9%	3.9%	—
Group Benefits annualized investment yield, after tax	3.4%	3.4%	—

Second quarter 2019 consolidated net investment income rose 14% to $488 million, before tax, from $428 million, before tax, in second quarter 2018 due to higher income from fixed maturities as a result of the Navigators acquisition as well as higher income from LPs. Total invested assets rose 9% from Dec. 31, 2018 due principally to the Navigators acquisition. Second quarter 2019 investment income from LPs was $60 million, before tax, up 54% from $39 million, before tax, in second quarter 2018. Reflecting a generally benign credit environment, there were no impairment losses in either period.

The annualized investment yield, before tax, was 4.2% for second quarter 2019, up 0.3 point from 3.9% in second quarter 2018 principally due to higher returns on LPs. The annualized investment yield, after tax, also increased from 3.3% in second quarter 2018 to 3.4% in second quarter 2019 for the same reason. LPs produced a strong annualized before tax return of 13.9% in second quarter 2019 compared with 9.5% in second quarter 2018. Excluding LPs, the annualized investment yield, before tax, was 3.8% for second quarter 2019, up slightly from 3.7% in second quarter 2018 due to reinvesting maturities at higher rates during the second half of 2018 and increased short term rates.

The P&C annualized investment yield, before tax, was 4.2% in second quarter 2019, up 0.2 point from 4.0% in second quarter 2018 due principally to higher returns on LPs, which were 13.9% in second quarter 2019 compared with 9.3% in the prior year quarter. The P&C annualized yield, after tax, was 3.5%, up 0.1 point from 3.4% in second quarter 2018 due to the impact of LPs. The P&C annualized investment yield, after tax, excluding LPs, was 3.2% in second quarter 2019, flat with the prior year quarter.

The Group Benefits annualized investment yield, before tax, was 4.2% in second quarter 2019, up slightly from 4.1% in second quarter 2018 principally due to higher returns on LPs, which were 14.0% in second quarter 2019, up from 10.6% in second quarter 2018. The Group Benefits annualized investment yield, after tax, was 3.4%, flat with second quarter 2019. The annualized investment yield, after tax, excluding LPs was 3.2%, slightly down from 3.3% in second quarter 2018 due to a lower allocation to tax-exempt securities.

CONFERENCE CALL
The Hartford will discuss its second quarter 2019 financial results on a webcast at 9 a.m. EDT on Friday, Aug. 2, 2019. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2019, and the Second Quarter 2019 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contact
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Susan Spivak Bernstein
860-547-8664	860-547-6233
matthew.sturdevant@thehartford.com	susan.spivak@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,987	$801	$—	$1,377	$—	$1	$4,166
Fee income	9	10	—	45	251	11	326
Net investment income	281	46	21	121	2	17	488
Other revenues	—	23	—	—	—	9	32
Net realized capital gains	54	8	4	7	—	7	80
Total revenues	2,331	888	25	1,550	253	45	5,092
Benefits, losses, and loss adjustment expenses	1,291	569	9	1,062	—	3	2,934
Amortization of DAC	310	65	—	14	3	—	392
Insurance operating costs and other expenses	402	176	3	324	203	33	1,141
Loss on reinsurance transaction	91	—	—	—	—	—	91
Interest expense	—	—	—	—	—	63	63
Amortization of other intangible assets	2	2	—	11	—	—	15
Total benefits and expenses	2,096	812	12	1,411	206	99	4,636
Income before income taxes	235	76	13	139	47	(54)	456
Income tax expense	44	14	2	26	9	(11)	84
Income from continuing operations, net of tax	191	62	11	113	38	(43)	372
Net income	191	62	11	113	38	(43)	372
Preferred stock dividends	—	—	—	—	—	—	—
Net income (loss) available to common stockholders	191	62	11	113	38	(43)	372
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses, excluded from core earnings, before tax	(54)	(8)	(3)	(6)	—	(8)	(79)
Loss on reinsurance transaction, before tax	91	—	—	—	—	—	91
Integration and transaction costs, before tax	6	—	—	10	—	15	31
Change in loss reserves upon acquisition of a business, before tax	97	—	—	—	—	—	97
Income tax expense	(27)	1	—	(2)	—	1	(27)
Core earnings (losses)	$304	$55	$8	$115	$38	$(35)	$485

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,745	$856	$—	$1,357	$—	$—	$3,958
Fee income	8	10	—	44	261	4	327
Net investment income	242	37	22	115	1	11	428
Other revenues	(1)	23	—	—	—	2	24
Net realized capital gains (losses)	42	5	3	2	(1)	1	52
Total revenues	2,036	931	25	1,518	261	18	4,789
Benefits, losses, and loss adjustment expenses	978	681	16	1,059	—	4	2,738
Amortization of DAC	259	70	—	11	4	—	344
Insurance operating costs and other expenses	343	174	3	317	211	19	1,067
Loss on extinguishment of debt	—	—	—	—	—	6	6
Interest expense	—	—	—	—	—	79	79
Amortization of other intangible assets	1	1	—	16	—	—	18
Total benefits and expenses	1,581	926	19	1,403	215	108	4,252
Income (loss) before income taxes	455	5	6	115	46	(90)	537
Income tax expense (benefit)	83	(1)	1	19	9	(8)	103
Income (loss) from continuing operations, net of tax	372	6	5	96	37	(82)	434
Income from discontinued operations, net of tax	—	—	—	—	—	148	148
Net income	372	6	5	96	37	66	582
Adjustments to reconcile net income to core earnings (losses)
Net realized capital losses (gains), excluded from core earnings, before tax	(40)	(6)	(3)	—	1	(2)	(50)
Loss on extinguishment of debt, before tax	—	—	—	—	—	6	6
Integration and transaction costs, before tax	—	—	—	11	—	—	11
Income tax expense (benefit)	9	2	1	(3)	—	2	11
Income from discontinued operations, net of tax	—	—	—	—	—	(148)	(148)
Core earnings (losses)	$341	$2	$3	$104	$38	$(76)	$412

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2019, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments is the annualized net investment income on a Consolidated, P&C or Group Benefits level excluding limited partnerships and other alternative investments divided by such monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments.

	Three Months Ended
	Jun 30 2019	Jun 30 2018	Jun 30 2019	Jun 30 2018	Jun 30 2019	Jun 30 2018
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.2%	3.9%	4.2%	4.0%	4.2%	4.1%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.4)%	(0.2)%	(0.4)%	(0.2)%	(0.3)%	(0.2)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.8%	3.7%	3.8%	3.8%	3.9%	3.9%

Book value per diluted share (excluding AOCI) is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share (excluding AOCI) is set forth below.

	As of
	Jun 30 2019	Dec 31 2018	Change
Book value per diluted share	$41.00	$35.06	17%
Per diluted share impact of AOCI	$(0.55)	$(4.34)	87%
Book value per diluted share (excluding AOCI)	$41.55	$39.40	5%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, integration and transaction costs in connection with an acquired business, loss on extinguishment of debt, gains and losses on reinsurance transactions, change in loss reserves upon acquisition of a business, income tax benefit from reduction in deferred income tax valuation allowance, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax) that tend to be highly variable from period to period based on capital market conditions.
The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance.
Core earnings are net of preferred stock dividends declared since they are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding. The changes to loss reserves upon acquisition of a business are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance.
Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common stockholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss), net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2019 and 2018, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2019.
Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2019 and 2018, is set forth below.

	Three Months Ended
Margin	Jun 30 2019	Jun 30 2018	Change
Net income margin	7.3%	6.3%	1.0
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(0.4)%	—%	(0.4)
Integration and transaction costs associated with acquired business, before tax	0.7%	0.8%	(0.1)
Income tax benefit	(0.1)%	(0.2)%	0.1
Core earnings margin	7.5%	6.9%	0.6

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss), available to common stockholders per diluted common share and income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share are the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share or income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share, income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2019 and 2018 is provided in the table below.

	Three Months Ended
	Jun 30 2019	Jun 30 2018	Change
PER SHARE DATA
Diluted earnings per common share:
Net income per share[1]	$1.02	$1.60	(36)%
Preferred stock dividends[2]	—	—	—%
Net income available to common stockholders per share[1]	$1.02	$1.60	(36)%
Income from discontinued operations, after tax	—	(0.41)	100%
Income from continuing operations, net of tax, available to common stockholders	$1.02	$1.19	(14)%
Adjustment made to reconcile income from continuing operations, net of tax, available to common stockholders to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.22)	(0.14)	(57)%
Loss on extinguishment of debt, before tax	—	0.02	(100)%
Loss on reinsurance transactions, before tax	0.25	—	NM
Integration and transaction costs associated with an acquired business, before tax	0.08	0.03	167%
Change in loss reserves upon acquisition of a business, before tax	0.27	—	NM
Income tax expense (benefit) on items excluded from core earnings	(0.07)	0.03	NM
Core earnings per share	$1.33	$1.13	18%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares
[2] The preferred dividend payable in May 2019 was declared in February 2019 and is therefore not reflected in second quarter results

Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity (“ROE”). Net income (loss) available to common stockholders ROE ("net income (loss) ROE) is calculated by dividing (a) net income (loss) available to common stockholders for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return on equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.

A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Jun 30 2019	Jun 30 2018
Net income (loss) available to common stockholders ROE	11.8%	(15.4)%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital gains excluded from core earnings, before tax	(0.7)	(0.7)
Loss on reinsurance transactions, before tax	0.7	—
Pension settlement, before tax	—	—
Integration and transaction costs associated with an acquired business, before tax	0.5	0.3
Changes in loss reserves upon acquisition of a business, before tax	0.7	—
Income tax expense (benefit) on items not included in core earnings	(0.5)	6.1
Loss (income) from discontinued operations, after tax	—	18.4
Impact of AOCI, excluded from core earnings ROE	(0.8)	(0.3)
Core earnings ROE	11.7%	8.4%

Net investment income, excluding limited partnerships and other alternative investments: is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from such invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments.

	Three Months Ended
	Jun 30 2019	Jun 30 2018	Jun 30 2019	Jun 30 2018	Jun 30 2019	Jun 30 2018
	Consolidated		P&C		Group Benefits
Total net investment income	$488	$428	$348	$301	$121	$115
Income from limited partnerships and other alternative assets	(60)	(39)	(50)	(33)	(10)	(6)
Net investment income excluding limited partnerships and other alternative investments	$428	$389	$298	$268	$111	$109

Underlying combined ratio: is a non-GAAP financial measure that represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Second Quarter 2019 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended June 30, 2019 and 2018, is set forth below.
Underlying underwriting gain (loss): represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended June 30, 2019 and 2018, is set forth below:

PROPERTY & CASUALTY

	Three Months Ended
	Jun 30 2019	Jun 30 2018
Net income	$264	$383
Adjustments to reconcile net income to underwriting gain (loss)
Net investment income	(348)	(301)
Net realized capital losses (gains)	(66)	(50)
Net servicing and other income	2	(3)
Loss on reinsurance transaction	91	—
Income tax expense	60	83
Underwriting gain (loss)	3	112
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	138	188
Prior accident year development	35	(47)
Current accident year change in loss reserves upon acquisition of a business	29	—
Underlying underwriting gain	$205	$253

COMMERCIAL LINES

	Three Months Ended
	Jun 30 2019	Jun 30 2018
Net income	$191	$372
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	(2)	(1)
Net investment income	(281)	(242)
Net realized capital losses (gains)	(54)	(42)
Other expense (income)	6	3
Loss on reinsurance transaction	91	—
Income tax expense	44	83
Underwriting gain	(5)	173
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	90	74
Prior accident year development	22	(73)
Current accident year change in loss reserves upon acquisition of a business	29	—
Underlying underwriting gain	$136	$174

PERSONAL LINES

	Three Months Ended
	Jun 30 2019	Jun 30 2018
Net income	$62	$6
Adjustments to reconcile net income to underwriting gain
Net servicing income	(4)	(4)
Net investment income	(46)	(37)
Net realized capital losses (gains)	(8)	(5)
Other expense (income)	2	(1)
Income tax expense (benefit)	14	(1)
Underwriting gain	20	(42)
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	48	114
Prior accident year development	4	10
Underlying underwriting gain	$72	$82

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the change in or replacement of the London Inter-Bank Offered Rate (LIBOR) on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on capital requirements due to various factors, including many that are outside the company’s control, such as National Association of of Insurance Commissioners risk based capital formulas, Funds at Lloyd's and Solvency Capital Requirements, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; state and international regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures including the challenges of integrating acquired companies or businesses or separating from our divested businesses that may result in our not being able to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; and the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of changes in federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.